Supplement dated March 31, 2005

To PROSPECTUS SUPPLEMENT dated February 22, 2005

(To Prospectus dated February 22, 2005)

$416,690,000

 (Approximate)

New York Mortgage Trust 2005-1

Mortgage-Backed Notes, Series 2005-1

Greenwich Capital Acceptance, Inc.

Depositor

New York Mortgage Trust 2005-1

Issuer

New York Mortgage Funding, LLC

Seller

Wells Fargo Bank, N.A.

Master Servicer

The prospectus supplement dated February 22, 2005 to the prospectus dated February 22, 2005 with respect to the above captioned series is hereby amended as follows:

1.

In each of (a) the third, seventh and eighth lines in the first column on page S-5, (b) the first and fifth lines under the section “Risk Factors—Mortgage loans with interest-only payments” on page S-11, (c) the first, second and third lines under the section “Mortgage Loan Statistics—Interest-Only Loans” on page S-22 and (d) the first and third lines in the fifth paragraph under the section “Yield, Prepayment and Maturity Considerations—Prepayment Considerations and Risks” on page S-81:

(i)

the “48.44%” is hereby replaced with “64.74%”;

(ii)

the “34.46%” is hereby replaced with “35.70%”;

(iii)

the “0.70%” is hereby replaced with “3.66”; and

(iv)

the “13.28%” is hereby replaced with “25.38%”.

2.

The table on page S-32 titled “Amortization Types of the Mortgage Loans” is hereby replaced with the following:

Amortization Types of the Mortgage Loans

Amortization Type	Number of Mortgage Loans	Principal Balance as of the Cut-off Date	% of Aggregate Principal Balance as of the Cut-off Date

Interest-only*	419	$ 271,278,021.02	64.74%
Fully Amortizing	396	147,718,063.67	35.26
Total	815	$418,996,084.69	100.00%

______________________

*Interest-only periods range from three to ten years following origination of the applicable mortgage loans.

3.

The table on page S-85 is hereby replaced with the following:

Assumed Mortgage Loan Characteristics

of the Mortgage Loans

	Current Balance ($)	Current Gross Mortgage Rate (%)	Servicing Fee Rate (%)	Index	Frequency of Rate Adjustment (Months)	Months to Roll	Gross Margin (%)	Minimum Rate (%)	Maximum Rate (%)	Initial Rate Adjustment Cap (%)	Periodic Rate Adjustment Cap (%)	Original Term to Maturity (Months)	Remaining Term to Maturity (Months)	Remaining Interest Only Term (Months)

1	400,000.00	4.62500	0.37500	1 Mo LIBOR	1	1	2.12500	2.12500	11.00000	0.00000	0.00000	360	360	0
2	21,476,452.51	4.02343	0.37500	1 Mo LIBOR	1	1	1.70173	1.70173	11.00000	0.00000	0.00000	360	356	116
3	454,000.00	3.11564	0.37500	1 Yr LIBOR	12	9	2.28855	2.28855	11.00000	2.00000	2.00000	360	357	117
4	1,778,867.92	6.20438	0.25000*	6 Mo LIBOR	6	23	2.85554	2.85554	11.20438	3.00000	1.00000	360	359	0
5	7,609,368.75	4.92753	0.25000*	6 Mo LIBOR	6	23	2.44073	2.44073	10.71857	3.79105	1.00000	360	359	119
6	907,681.00	5.25000	0.25000*	1 Yr CMT	12	35	2.75000	2.75000	11.25000	2.00000	2.00000	360	359	35
7	1,613,467.82	4.57570	0.25000*	1 Yr CMT	12	34	2.75000	2.75000	10.57570	2.00000	2.00000	360	358	0
8	53,561,516.86	4.10813	0.25000*	1 Yr LIBOR	12	18	2.28176	2.28176	10.10731	2.00000	2.00000	360	342	18
9	4,756,292.08	4.80993	0.25000*	1 Yr LIBOR	12	35	2.25967	2.25967	10.77072	2.11763	2.00000	360	359	35
10	938,073.25	4.43567	0.25000*	1 Yr LIBOR	12	33	2.19666	2.19666	9.95033	2.97068	2.00000	360	357	117
11	111,880,794.43	4.27604	0.25000*	1 Yr LIBOR	12	16	2.31955	2.31955	10.27604	2.02336	2.00000	359	339	0
12	2,616,750.71	4.76201	0.25000*	1 Yr LIBOR	12	35	2.25000	2.25000	10.76201	2.00000	2.00000	360	359	0
13	19,865,235.86	4.70794	0.25000*	6 Mo LIBOR	6	35	2.29439	2.29439	10.67099	3.96295	1.02750	360	359	119
14	1,459,139.13	5.45219	0.25000*	6 Mo LIBOR	6	36	2.48595	2.48595	11.02590	3.71078	1.06853	360	360	0
15	33,836,022.14	4.79136	0.25000*	6 Mo CMT	6	20	2.84310	4.79136	11.00993	0.00000	1.00000	360	344	20
16	56,534,887.15	4.40553	0.25000*	6 Mo CMT	6	27	2.81832	4.40553	11.00624	0.00000	1.00000	360	351	27
17	2,084,642.29	5.24600	0.25000*	1 Yr CMT	12	59	2.75000	2.75000	10.24600	4.60483	2.00000	360	359	0
18	9,295,297.27	4.85591	0.25000*	1 Yr CMT	12	58	2.71912	2.71912	9.85591	5.00000	2.00000	360	358	58
19	10,550,948.16	5.02794	0.25000*	1 Yr LIBOR	12	58	2.25000	2.25000	10.14667	4.64380	2.00000	360	358	0
20	6,042,292.76	5.24464	0.25000*	1 Yr LIBOR	12	59	2.25000	2.25000	10.48261	4.28608	2.00000	360	359	59
21	1,149,243.35	5.02711	0.25000*	1 Yr LIBOR	12	55	2.50000	2.50000	11.02711	2.00000	2.00000	360	355	115
22	14,097,070.11	5.77464	0.25000*	6 Mo LIBOR	6	59	2.70754	2.73074	11.36513	4.95038	1.06035	360	358	0
23	650,000.00	5.12500	0.25000*	6 Mo LIBOR	6	58	2.25000	2.25000	11.12500	5.00000	1.00000	360	359	118
24	46,264,270.77	5.12527	0.25000*	6 Mo LIBOR	6	58	2.28013	2.28110	11.11530	4.99961	1.04471	360	358	118
25	1,236,383.10	4.16508	0.37500	6 Mo LIBOR	6	3	1.84774	1.84774	11.00000	1.00000	1.00000	360	357	0
26	7,937,387.27	4.37993	0.37500	6 Mo LIBOR	6	3	2.05427	2.05427	11.00000	1.00000	1.00000	360	355	115

*On the first rate adjustment date, the servicing fee rate with respect to this mortgage loan will increase by 0.12500%.

4.

The table on page S-87 is hereby replaced with the following table:

Percent of Original Note Balance Outstanding(1)

	Class A, Class M-1 and Class M-2
	CPR
Payment Date	10%	15%	20%	25%	30%	40%
Initial Percentage	100	100	100	100	100	100
February 25, 2006	89	84	79	74	69	59
February 25, 2007	80	71	63	55	48	35
February 25, 2008	71	60	50	41	33	21
February 25, 2009	63	50	39	30	23	12
February 25, 2010	56	42	31	22	16	7
February 25, 2011	50	35	24	17	11	4
February 25, 2012	44	29	19	12	8	3
February 25, 2013	39	25	15	9	5	2
February 25, 2014	34	20	12	7	4	1
February 25, 2015	30	17	9	5	2	1
February 25, 2016	26	14	7	4	2	*
February 25, 2017	23	12	6	3	1	*
February 25, 2018	20	9	4	2	1	*
February 25, 2019	17	8	3	1	1	*
February 25, 2020	15	6	3	1	*	*
February 25, 2021	13	5	2	1	*	*
February 25, 2022	11	4	1	*	*	*
February 25, 2023	9	3	1	*	*	*
February 25, 2024	8	3	1	*	*	*
February 25, 2025	6	2	1	*	*	*
February 25, 2026	5	2	*	*	*	*
February 25, 2027	4	1	*	*	*	*
February 25, 2028	3	1	*	*	*	*
February 25, 2029	3	1	*	*	*	*
February 25, 2030	2	*	*	*	*	*
February 25, 2031	1	*	*	*	*	*
February 25, 2032	1	*	*	*	*	*
February 25, 2033	*	*	*	*	*	*
February 25, 2034	*	*	*	*	*	*
February 25, 2035	0	0	0	0	0	0

Weighted Average Life
Years to Maturity	7.77	5.58	4.25	3.37	2.76	1.96
Years to Optional Notes Purchase Date	6.69	4.62	3.47	2.72	2.22	1.59

__________________

(1)  Rounded to the nearest whole percentage.

*  Indicates a number that is greater than zero but less than 0.5%.

March 31, 2005